Exhibit 8.01C

Mezey Howarth Racing Stables CEO Featured on Wallst.net

SAN CLEMENTE, CA – (MARKETWIRE) - March 17, 2008 --  Mezey Howarth Racing Stables (OTCBB: MZYH) announced today that at the request of the wallst.net., J. Wade Mezey, CEO and Chairman of Mezey Howarth Racing Stables, provided an interview to wallst.net.  Topics covered in the interview include an overview of the Company and the markets it serves, recent press releases and upcoming strategic and financial milestones.

To hear the interview in its entirety, visit www.wallst.net, and click on "Interviews." Access to interviews requires free registration, and can be found either by locating the company's ticker symbol under the appropriate exchange on the left-hand column of the "Interviews/Podcasts" section of the site, or by entering the company's ticker symbol in the Search Archive window.

Contact info:
Wade Mezey/Paul Howarth
(949) 429- 4001

About Mezey Howarth Racing Stables

Mezey Howarth Racing Stables, Inc. (OTCBB: MZYH) is a thoroughbred racing company that extends the benefit of ownership to all shareholders.  Mezey Howarth Racing Stables acquires and maintains a stable of race horses adequate to compete in the upper echelons of the thoroughbred horse racing industry. The Company acquires, owns, manages, trains, and races thoroughbred racing prospects. Mezey Howarth Racing Stables works with only the finest trainers, jockeys, veterinarians, blacksmiths, and other service providers, to ensure that our horses are afforded every opportunity to excel. Mezey Howarth Racing Stables relies on the highest standards of ethics and does not cut corners, and believes that luck in this industry comes only through preparation, hard work, patience, and the professional management of our horses.  For more information, please visit www.mezeyhowarth.com

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Mezey Howarth Racing Stables may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Mezey Howarth Racing Stable's control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.